EXHIBIT 99.03

3Q2010 Earnings Call Transcript

Operator: Thank you for standing by, and welcome to the AllianceBernstein Third Quarter 2010 Earnings Review. At this time, all participants are in a listen-only mode. After the formal remarks, there will be a question-and-answer session, and I will give you instructions on how to ask questions at that time. As a reminder, this conference is being recorded and will be replayed for one week. I would now like to turn the conference over to the host for this call, Acting Head of Investor Relations, Mr. Avi Sharon. Please go ahead.

Avi Sharon, Investor Relations Thank you, Paula. Good morning, everyone, and welcome to our third quarter 2010 earnings review. As a reminder, this conference call is being webcast and is supported by a slide presentation that can be found in the Investor Relations section of our website at www.alliancebernstein.com/investorrelations.
Here in New York, we have our Chairman and Chief Executive Officer, Peter Kraus and our Chief Financial Officer, John Howard. Joining us from our London office is our Chief Operating Officer, David Steyn.

I would like to take this opportunity to note that some of the information we present today is forward-looking in nature and is subject to certain SEC rules and regulations regarding disclosure. Our cautionary language regarding forward-looking statements can be found on page two of our presentation, as well as in the MD&A of our 2009 10-K and third quarter 2010 10-Q, which we filed earlier this morning. In light of the SEC’s Regulation FD, management may only address inquires of a material nature from the investment community in a public form. Therefore, we encourage you to ask all such questions on this call.

And now I’ll turn the call over to Peter.

Peter S. Kraus: Thanks, Avi. Good morning everyone in New York and those of you overseas good afternoon and good evening.

Third quarter AUM was up 6% over last quarter to $484 billion versus $458 billion. Net flows, however, were off this quarter. Outflows increased $14 billion over our Q2 outflows. Equity performance in the second quarter, I’m sure you noticed, was poor. That very like had an impact on the net outflows of the third quarter. However, our equity performance in the third quarter was substantially better than that of the second, both on a peer and relative to benchmark basis. We think this improved performance should help improve our net flows over time.

A year ago, we discussed our objective to expand our fixed income services and further tailor our investment services to meet our clients’ needs. We are delivering on those goals.

Fixed income is a growing franchise for us. Our performance has been excellent, both in the quarter and in the long term. Net flows for the nine months were over $10 billion.

Dynamic asset allocation, or DAA as we call it, has been a focus for us this year. We rolled out this service in April and already over 50% of our private clients have signed on. DAA has delivered, as promised, moderating risk in the portfolios of clients, providing incremental returns and creating a better overall experience.

With regard to target date and defined contribution, our efforts generally remain on track. We view ourselves as one of the more innovative, holistic providers of solutions to the retirement dilemma in the United States and globally. In keeping with this philosophy, we have recently introduced two new services – customized retirement service and multi-manager retirement strategies; both are important new arrows in our quiver. This is a scalable business as all of you know, and one of the major long-term growth engines for the firm.

As we’ve discussed in the past, our growing alternative platform is important to us. In particular, we talked about the fund of fund business as being a focus. This quarter we actually acquired a fund of fund business from SunAmerica, about which we are very excited. David will discuss this in greater detail. Also, I’m sure our investors have noticed that we liquidated the TALF program this year for very attractive returns and we continue to be very successful in our PPIP partnership with the U.S. government. We also continue to build our offerings in real estate and in energy and look forward to future opportunities in both of those places.

Performance continues to be our number one focus for our clients; delivering alpha is our job. We believe our skills in security selection will provide attractive returns and will be consistent with those we have delivered over time. We’re comfortable with our strategy and our test in the future is to execute. And now David, over to you.

David Steyn: Thank you, Peter and perhaps I can start where you’ve left off with saying a few words about alternatives. We’ve made it clear over the past year or so that we see the developments of a broad capability in alternatives as being critical both to our private client business and to our institutional business and even trying to come to our retail business. Now broadening that array is a work in progress. We’ve been broadening it out with our own liquid hedge fund capabilities, where we are building or have built capabilities in our value, our growth, and our fixed income platforms. Peter alluded to the work we’ve been done with post-governance initiatives and we’ve talked in previous quarters about what we’re doing in real estate. We’ve also announced recently that we’re building up an energy capability. One key component in the alternative platform we need for both our institutional and our private client business is finding a piece of the jigsaw, which we announced on October 1st, we were acquiring with the acquisition of Marc Gamsin and his team from SunAmerica. This business comes with about $8 billion of hedge funds and private equity funds AUM. I should make it clear that the legacy business we have acquired from SunAmerica is really sort of sub-advisory in character and revenues will not be material, at least in the short-term. John will talk further about this. But what this business does allow us to do is to use it as a springboard in the creation of new fund-to-funds capabilities, one liquid and one illiquid/private equity. The liquid one we hope to roll out in the first instance to our private client channel in Q1 of 2011 and later in the year to our institutional channel. The illiquid fund-to-funds we intend to roll out round about mid year next year. So the last material of the last few calls where we talked about the growing array of alternative capabilities I hope will continue to be a theme over the next few calls into next year.

So with that, let me turn to performance, looking at slide three of the deck. The bottom third row continues to show the stunning performance of our fixed income capabilities both year-to-date and in the third quarter of 2010, which was a very strong quarter again for fixed income. Equity, as Peter alluded to, is a different picture. Year-to-date the numbers are still challenging, but with a much better performance beginning to emerge in the third quarter and continuing into October as I’ll talk about in a minute or two. But I think it’s worth just commenting on the first half of the year because clearly it’s a very important factor in the flow picture of our institutional, retail and private client channels.

The first half of this year was characterized or driven by macro events, driven by sovereign debt concerns, driven by the inflation/deflation trade and driven by fears of a double dip recession. This was not a set of markets which should be described in any way as being driven by fundamentals. It was a set of markets both in the market and between the markets, which were characterized by higher correlations. And in a world of higher correlations it is hard to discriminate the best opportunities from the broader market. For a bottom-up style oriented firm, our proprietary research presents a headwind and in some sense the truer to discipline one is in this environment, the heart of our headwind has been. We actually think we passed the turning point though. As we look at our value portfolios these are heavily endowed with cash-rich high-yielding low-priced stocks. As we look at our growth portfolios, we've got equity after equity with a premium franchise often trading at moderate premium to market and even in some cases discounts to market. With the macro trade slowly abating, we expect risk to be rewarded again.   Now we first begin to see this in Q3 of this year in the non-U.S. equity markets. When we look at relative performance against our peer group, International Value was in the first quartile.  International strategic value and global strategic value, were in the second quartile and international large cap growth was in the second quartile.

October has seen this improvement in performance spread from markets in the United States where both of our flagship services, US value and US Large Cap Growth, are outperforming their competition in their indices.

Now turning to flows, in 2010 when I talk about performance as a year bifurcated between the first half where performance was challenging, the third quarter and moving into the fourth quarter where performance is looking as if it is being rewarded or risk is looking as if it's being rewarded, the flow picture is almost a mirror image of that. Slide four shows the break in the improved story from the first two quarters were flows in our channels materially improved to be replaced in the third quarter with what Peter referred to as disappointing performance, driven by a number of factors, Q2 performance being one of them. Those factors are concentrated in our Institutions channel so as I dig a little deeper I'm going to start by talking about institutions today.

Slide five shows our quarterly performance and an annualized view, giving you some type of context. On the left, gross inflows into institutions decreased during the quarter from $8.1 billion in the second quarter to $4.2 billion in the third quarter. And even more challenging, gross outflows rose from $11.8 billion to $19.4 billion in Q3.

When we dig a little deeper, one can see that it's actually second quarter inflows which is the outlier, significantly above trend and doubling the previous quarter. A more accurate picture to talk about is an institutional run rate of $5 billion of inflows per quarter.

It is the outflow story, however, which is the one I want to focus on here. The institutions business is showing one of the characteristics we have talked about in the past, the lumpiness of the business. As we look at these outflows, 46% were due to five large accounts, give or take $9 billion. To put that into context as we look at previous quarter's over the last couple of years, the top five accounts probably average something much closer to 25% of gross outflows. As Peter has said, one factor is a response to our second quarter performance but there are other factors at play here including a continued shift out of equities and into fixed income which we see on a worldwide basis.

Now turning to the right hand side you can see our annualized trend is far better than 2009. We have some confidence that this is likely to continue as the pipeline is gradually rising quarter by quarter and at the end of October, our pipeline is approximately $6 billion, dominated by retirement services and fixed income, which has been much of the story of the year to date. And if I could just correct an error in the press release where we noted the milestone of $10 billion of DC accounts that should have read $10 billion of target based DC accounts. Our total DC assets under management as of today are north of $25 billion.

Now turning to retail, here net outflows are up to $3.2 billion from $0.9 billon. But as with institutional, this has been a particularly lumpy quarter dominated by one large very low fee account of very short duration. Turning to the right, an annual perspective, if institutions bottomed in 2009, we feel that retail bottomed in 2008. Year-over-year gross sales are up from $23 billion last year to an annualized number -- note we are taking the first nine months and annualizing; this is not a prediction -- of $35 billion, again led by fixed income worldwide which has had very healthy gains in flows.

Lastly, let me say a few words about private client. Q3 net outflows climb from $100 million to $500 million but at a gross level, outflows continue to come down from $2.2 billion to $2.1 billion. We feel this is a testament to the deep, trusted relationship our clients have with their advisors, even during this time of extreme nervousness.

Peter commented on dynamic allocations when we talked last quarter and 50% of our private client relationships are now signing up to that service. We launched that service in April and we believe this to be the fastest ramp up ever of a new service in the history of our private client business. I think it is indicative the nervousness and fear which private clients and retail investors continue to feel during this period of volatility and the merits of a much more aggressive approach to product allocation which has been underway within the space over the past 12 months. Turning to the right hand side of the page, an improvement in annual inflows is reflected in year-on-year gains from $7.0 billion of net outflows last year to an annualized number for the first nine months of the year of $1.3 billion in net outflows. But the real story here is one of much lower redemptions, which when looking at the annualized numbers versus 2009 numbers, has decreased quite significantly.

Before I hand the call over to John, I'd like to say a few words about Bernstein Research Services. Revenues are largely understandably driven by trading volumes, and Q3 saw weak market volume both in the United States and Europe. As an example, the US composite equity volumes were down 26% in the third quarter compared to second quarter 2010. Against that backdrop, our revenues were down 18% over the same period. As volatility wanes and equities rise or stabilize, we anticipate higher volume. Regardless, we continue to invest in this business and we plan to have 25 plus members of staff in Asia by the end of this year. And previous investments continue to pay off as we are again recognized in the Institutional Investor All-America survey with a very strong showing. Our analysts were rated number one in some 10 sectors in that survey. So with that let me hand the call to John and then we will come back for some questions.

John Howard: Thanks, David.  Good morning everyone. I'll start with a high level recap of the third quarter results that we reported yesterday afternoon. Adjusted earnings per unit were $0.36 for the quarter, down from $0.37 in the second quarter. Adjusted revenues were down 2% as lower base fees and lower research revenues were partially offset by investment gains. Our adjusted operating margin declined by a little over 1% sequentially to 19.3%. We had a lower effective tax rate this quarter, the estimated effective tax rate for full-year 2010 is about 9.3%, down 1% from the 10.3% estimate at the end of Q2.

We recorded a $90 million real estate charge in Q3. As we discussed on last quarter’s conference call, we initiated a comprehensive review of our firm’s footprint within the New York City area. After this review, we decided to sublet over 300,000 feet of our office space in midtown Manhattan. This will largely consolidate our New York-based employees in our main headquarter building and our facility in White Plains, New York, reducing our leased office space in New York City by 20%. The charges are based on our estimate of when we can sublease the space and current market rental rates. It will save about $4 million in Q4, and going forward, we project savings of $21 million in 2011 and $23 million each year after that. Based on our current number of units outstanding, the EPU benefit would be $0.07 next year and $0.08 in subsequent years. Including this real estate charge, our GAAP EPU for the third quarter was $0.12 versus $0.31 in Q2. Excluding the charge, our third quarter GAAP EPU would have risen to $0.44.

Let me give you a quick recap on our buyback. We repurchased 1.9 million units in Q3 and year-to-date we’ve bought back 4.9 million units. As we’ve mentioned before, we will buyback units over time in anticipation of funding our future deferred comp awards of restricted units.

Let's move on to slide 10. Let's first review our summary income statement for Q3 on a GAAP basis and then we will review our results on an adjusted basis on the coming slide. Revenues were up 10% sequentially, primarily driven by investment gains but down 6% from the third quarter 2009. Operating expenses excluding the real estate charge were up 5% from both periods and we will go through expenses more closely in a minute. As we mentioned on our call last quarter, we received our final trail payments in the second quarter from the sale of our money market business to Federated. Taxes were down this quarter due to two factors, lower earnings and a lower effective tax rate. The operating partnership’s effective tax rate was about 5.25% down from 12% in Q2, due to a change in the mix of our domestic and foreign earnings. Once again, we have lowered our year-end tax rate estimate by 1% to roughly 9.3% for calendar 2010 and that's what we booked on a year-to-date basis. If you look at our year-to-date tax expense by pre-tax earnings, our effective tax rate is 9.3% and that is our latest year-end tax rate target for the year.

Moving to slide 11, let’s take a look at revenues. Adjusted revenues were down 2% from last quarter and flat versus the third quarter of 2009. Advisory fees were down 2% in Q2 and up 3% versus the same period last year. Average assets in Q3 were down slightly from both prior periods. Performance fees increased due to the fees earned on our TALF fund, which was liquidated during the quarter. Bernstein Research Revenues were down 18% sequentially and 12% versus the third quarter of 2009 due to the deceases in equity market volumes in the US and Europe. We had $41 million of investment gains during the quarter primarily driven by $36 million in gains on the mark-to-market of deferred comp. This represents a $73 million dollar improvement from the Q2 loss of $37 million. Overall we saw a $98 million improvement in our investment in all from Q2 and a $66 million decline versus the third quarter of last year. And as a follow up comment on David's earlier comment regarding the fund of funds team, the earnings contribution from the team will not be material to financial results in 2010. We will continue to manage the $8 billion in AUM on behalf of AIG-Sun America on an advisory basis, but the revenues earned on these services are not expected to be material this year. The $8 billion of assets will be reflected in our October AUM release, which will come out in a few weeks.

On slide 12, adjusted operating expenses are down 1% sequentially and up 5% from a year ago. Compensation was up 10% sequentially due to the mark-to-market of deferred comp. Compensation was up 2% versus the prior year period. The increase from the second quarter was due to a $33 million increase in the amortization of deferred comp. This increase is driven by the large mark-to-market swings from the second quarter to the third quarter that I just discussed. We target our compensation as a percentage of the firm's GAAP revenues, excluding distribution revenues. The rate for the third quarter was 49.8%, which is flat from the second quarter. Over the first nine months of 2010, our comp ratio was 49.4%, down slightly from 49.7% in the first nine months of 2009 and up slightly from 48.5% for all of 2009. The majority of our margin decline on an adjusted basis came from the impact of the mark-to-market on our adjusted compensation. The increase in the mark this quarter increased compensation as a percentage of adjusted revenues and this represents the majority of the decline in margins. So this is the inverse of the second quarter when there were mark-to-market losses. This impact over the year is negligible as our year-to-date mark to market is only about $10 million. Our head count is roughly flat from the end of Q2 at around 4,300 employees. Promotion and Servicing expenses are down 2% sequentially. Distribution related expenses are up slightly and we also have lowered expenses associated with client conferences as we hold the majority of our annual conferences during Q2 of each year. General and Administrative expenses were essentially unchanged from last quarter, up about 1%.

Moving to slide 13 let's briefly review the differences between our GAAP and adjusted earnings. First let's look at the adjustments for deferred comp. This reflects the net impact of gains and losses as well as employee compensation expense related to the mark-to-market of deferred comp. It reduced our GAAP results by $23 million in Q3 compared to a reduction of $54 million in the prior year and an add back of $18 million last quarter. Second we add back the real estate charge of $90 million this quarter and finally we adjust for any minority interests. This leaves us with adjusted earnings of $122 million in Q3, down 9% from last quarter. Adjusted operating margins in the third quarter fell to 19.3% from 20.7% in the prior quarter. On a year-to-date basis, adjusted operating margins were 21.4% versus 18.4% for the full year 2009.

So, to wrap up, I’ll focus on adjusted numbers. Adjusted revenues were down 2% from last quarter while adjusted operating expenses were down 1%. Adjusted operating income was down 9% and for the quarter adjusted earnings per unit were $0.36.

And now we will be happy to take any questions you might have.

Operator: Your first question comes from Michael Kim of Sandler O’Neil

Michael Kim: Hi guys.  Good morning. First can you give us an update on what you're seeing in terms of institutional asset allocations? It seems like pension plans may  continue to favor fixed-income strategies even though they remain broadly under funded. I would be curious to see if you see this trend continuing and if so how this impacts the mix of the business in the institutional channel.

David Steyn: That's an intriguing question. I was in the states last week and I read something that suggested that the average US defined contribution defined-benefit corporate pension has the lowest allocation to domestic Large Cap equity today since the modern DB pension scheme system emerged. I'm digging a little bit further to find a valid number but the direction of that we believe to be totally valid and we continue to see an asset allocation shift on a global basis out of equities and into fixed income and alternatives, which is one of the reasons why we started this presentation talking about our initiatives in alternatives. Within the equity allocation, as we touched on in previous calls, we are seeing a shift out of domestic equities and into global and within equities, out of active in into passive. I think it's very dangerous in this business to talk about a secular shift but this certainly has proven to be a long-standing shift. I think we have talked about in previous calls that the shift actually goes back further to the events of 2007 and 2008 and the move out of equities and into fixed income by defined benefit schemes has really been underway now for five or six years and we don't see anything stopping it right now. Now having said that, I would add a caveat that the public sector is not moving in that direction and if anything seems to be re-risking and then secondly, there are a large number of sophisticated institutions worldwide that have seen this as an opportunity to re-risk themselves.

Michael Kim: That's helpful. And my second question, assuming broader markets continue to rally, would you expect your equity strategies to increase in their outperformance, which is I think what we have seen in prior cycles?

Peter Kraus: We do think that will be the case, Michael. And as David mentioned, our portfolio on the Value side are filled with cash rich high-yielding low-price companies and on the Growth side, as David commented, premium franchises that are trading at a modest premium and in some instances discounts. We've actually seen when risk comes back into the market, these portfolios outperform as they did in September and they continue to in October. We are confident that this disciplined fundamental approach that we have always taken will be rewarded over time and that makes us feel good about the performance we've had recently and what we expect we will receive for our clients in the future.

Operator:  Your next question comes from Craig Siegenthaler of Credit Suisse.

Craig Siegenthaler: Good morning everyone. When you're going back to slide six, you mentioned that there is one large mandate termination from a low fee paying mandate account. Is that in the fixed income non-US bucket on slide 26?

David Steyn: Yes indeed it is. There was one significant retail very short duration termination and actually there was also one reasonably significant again very short duration institutional fixed income account termination during this period. You're right in your assumption.

Craig Siegenthaler: Can you help us on the size of that mandate and also is there anything of size showing up in the growth equity and value equity bucket inside the US as their redemption levels were also quite elevated?

David Steyn: I’d loath to go into detail and size.  Suffice to say it was a low fee account.

Craig Siegenthaler: And was there anything of size on the equity side of things institutionally?

David Steyn: We publicly announced the termination of a large sub-advisory equity account in September.

Craig Siegenthaler: And what was the size of that? Just to recall.

Peter Kraus: David is referring to Vanguard. We continue to have a very strong relationship with them but they did terminate one portion of the service with us and that is in those numbers. The Vanguard group and AllianceBernstein have continued to have a long and strong sub-advisory relationship and we have got a number of assets in their funds and that continues to be an expanding relationship for us.

Operator:  Your next question comes from Cynthia Mayer of Bank of America securities.

Cynthia Mayer: Just following up on some of the larger pieces that went out. Is there anything remaining of those to go in 4Q and it sounds like you're more optimistic on flows, is that stemming from the better  performance or are you actually seeing improved trends this quarter?

Peter Kraus: Cynthia, as we mentioned, we think the performance in the second quarter impacted our flows in the third quarter. And similarly, we think the strong peer performance in Q3 and the much better growth of performance against the benchmark than we had in Q2 will have a positive effect on flows in the future. And we are continuing to see that performance rally strongly in October. We have seen, as David mentioned, an increase in the pipeline and that pipeline number has steadily increased over the last 12 months and that also suggests traction with our clients in various parts of the world.

I think you asked a question, if it wasn't the last call might have been in two calls ago, how can we get people to see more of the strong performance we had in fixed income and how do we build that over time. And that was the reason for my comment at the front end of the call, which was that we have been focused on fixed income and we have been able to show our clients superlative performance over the last several years and that has evidenced itself in flows this year and we expect that to continue.

Cynthia Mayer: Okay. And then maybe in the Private Client channel, apart from the flows, can you talk a little about what trends you are seeing in terms of number of accounts, openings versus closings, and in terms of size of accounts, what type of accounts are you signing up for are more muted strategies?

David Steyn: As we said in previous calls, the pattern we are seeing in our Private Client channels at this stage of the recovery from the events of 07 and 08 is almost exactly in line with our experience at previous stages of the cycle. In terms of the number of relationships, if there are two differences, it is the average of size of account and, secondly, risk that the client is signing up for. So our sense is that your typical private client is inching back into the market by keeping some of his or her powder dry in the bank. Smaller average balances but very significant sums of money are waiting in the wings. And then on the second question as to average private client investing, we continue to see an inching up of exposure to equities and inflows into the firm. It's meaningful, it's all in the right direction, but it's still a business where many private clients are extremely nervous, but it is moving in the right direction at this time.

David Steyn: I might add that within our own dynamic asset allocation service we move towards an overweight position in equities.

Operator:  Your next question comes from Marc Irizarry of Goldman Sachs.

Marc Irizarry: Just following up on the dynamic asset allocation. When you think about the total private client portfolio and then your closed architecture, is there a need to expand the product and the reach of the private client business?

Peter Kraus: Thanks, Mark. One of the really significant values to the acquisition we made from SunAmerica is that it does provide open architecture on the fund of funds side. And we think that that is extremely important to the private client business. We continue to be committed to the long-only side, meaning the equity business and the bond business to the services that we provide, which are multifaceted multidimensional multi-geographic and so therefore provide substantial diversity to our client base. The dynamic asset allocation activities we also think are unique. We think we are one of the few firms who actually are providing a consistent application of our views on risk, and opportunities within markets across our private client business. As David mentioned, the allocation to equities is now at a 60/40 level and if you took that as a standard portfolio for a moment, of course not all portfolios, that’s higher than our standard allocation of equity at 60%. And as I mentioned at the outset, the actual moderated risk in the portfolio and the improved performance that come from that has benefited our private clients since they have adopted that activity in April. So we think we are providing clients a more robust set of services in the form of the alternatives, including open architecture and a way to moderate risk in volatile time by producing a smoother ride and better performance over time.

David Steyn: If I might add to what Peter just said, we could have approached any one of a number of fund to fund businesses around the world in order to gain access to fund of funds capability, but one of the appeals of this particular platform is our desire to have our own proprietary fund of funds capability so we could build a set of solutions tailor-made for our private client business. So that was a great appeal of Mark and his team. In this sense, we have now opened up to other managers but in a manner where we are able to influence that type and form of holistic approach to investment management we offer all our private clients today. The second point I would make is that we don't see Dynamic Asset Allocation being limited to the Private Client channel. As we said on a previous call, we have further advisory sub-advisory relationships under discussion at this time. In times to come, dynamic asset allocation will have broader applicability.

Operator:  Your next question comes from Cynthia Mayer of Bank of America security.

Cynthia Mayer: Hi, just a modeling question. In terms of you expecting to maintain the 49.8% ratio, is there any year-end true up we should think about?

John Howard: We had 49.8% in the second quarter and in the third quarter we are at 49.4% so I would say for Q4 it's pretty safe to model between 49.4% and 49.8% based on what we see today.

Cynthia Mayer: What is your outlook for the tax rate next year? Is it the same?

John Howard: 9.25%

Operator:  We've reached the conclusion of the Q&A session of today's conference call. I will turn the floor back over to Avi Sharon for any closing remarks.

Avi Sharon: Great. Thank you everyone for participating in our conference call today. Please feel free to contact investor relations with any further questions. Have a great day.

Operator:  Thank you.  This concludes your conference call you may now disconnect. Thank you for your participation.

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